Exhibit 99.1

Cotiviti Appoints Chief Digital Officer

Atlanta, GA, October 23, 2017. (BUSINESS WIRE) - Cotiviti Holdings Inc. (NYSE:COTV) (“Cotiviti”), a leading provider of analytics-driven payment accuracy solutions primarily focused on the healthcare industry, today announced that Nord Samuelson has joined Cotiviti as Chief Digital Officer.

"We are very pleased to welcome Nord to Cotiviti,” said Doug Williams, Chief Executive Officer.  “We see the addition of this role as the next step in the journey to fully leverage our investments in the enterprise data platform, advanced analytics, and other capabilities to best serve clients.  Nord’s experience in building out digital capabilities and strategy will be invaluable as he collaborates with leaders across the company to increase the velocity of client value creation.”

“Cotiviti is one of the rare companies that challenges itself to anticipate future opportunities while delivering on current client needs,” said Nord Samuelson.  “Our clients expect us to continually innovate and find new sources of value, and our goal is to exceed their expectations through a combination of expertise, experience and leading digital technologies.”

Mr. Samuelson brings a wealth of experience to Cotiviti. In his most recent role as Managing Director and Digital Community Lead for the Americas at Alix Partners, he worked with companies to achieve dramatic value improvements through the effective use of digital technology and advanced analytics. Over his 30-year career, Mr. Samuelson has held executive management and consulting roles in many industries, with a consistent focus on value delivery through the effective use of technology.

Mr. Samuelson completed his undergraduate studies at Bowdoin College, earning a Bachelor of Arts degree in Economics and Mathematics.

About Cotiviti

Cotiviti is a leading provider of payment accuracy and analytics-driven solutions that helps payers, other risk-bearing healthcare organizations and retailers achieve their business objectives.  Through a combination of analytics, technology and deep industry expertise, our solutions create insights that unlock value from the complex interactions between clients and their stakeholders.  Cotiviti serves more than 20 of the top 25 U.S. healthcare payers and eight of the top 10 U.S. retailers.  Cotiviti’s passion for creating unique client value drives our focus – Analytics. Insight. Value.

CONTACT

Cotiviti Holdings, Inc.

Jennifer DiBerardino

Vice President, Investor Relations

203-642-0718

Investor.Relations@Cotiviti.com

Media@cotiviti.com